Exhibit 10.1

EVA Live, Inc.

Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”) is made and entered into as of August 17, 2026 (the “Effective Date”), by and between David Boulette (the “Executive”) and EVA Live, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company and the Executive entered into an employment agreement dated May 31, 2025 (“2025 Employment Agreement”), which each party wishes to terminate in order to enter into this new employment agreement;

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term.

1.1 2025 Employment Agreement. The Company and the Executive mutually agree to terminate the 2025 Employment Agreement as of the Effective Date.

1.2 Subject to Section 5 of this Agreement, the Executive’s initial term of employment hereunder shall be from the Effective Date through the fifth (5th) anniversary of the Effective Date (the “Initial Term”), unless terminated earlier pursuant to Section 5 of this Agreement. Upon expiration of the Initial Term, the Agreement shall automatically renew for successive periods of one (1) year (each, a “Renewal Term”), unless either party provides written notice to the other party of its intention not to renew the Agreement at least ninety (90) days prior to the end of the Initial Term or the then-applicable Renewal Term, as applicable. The Initial Term together with any Renewal Terms is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities customarily associated with the position of chief executive officer of a public company, together with such other executive duties as may be reasonably assigned by the Board, including general executive authority over the Company’s day-to-day operations, strategy, management team, capital markets activities, investor relations, financing initiatives, business development, and corporate growth plans, subject to Board oversight, applicable law, securities exchange rules, and the Company’s governing documents.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board and/or the Compensation Committee of the Board (the “Compensation Committee”), as applicable.

3. Place of Performance. The principal place of Executive’s employment shall be the Executive’s home office located in Clark County, Nevada or other authorized remote work location; provided that the Executive may be required to travel on Company business during the Employment Term, including to the Company’s principal executive office currently located in Los Angeles, California. While working remotely, the Executive agrees to maintain a safe and secure work environment.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $800,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.” The Executive’s Base Salary shall increase automatically by approximately ten percent (10%) on each anniversary of the Effective Date (each such period, a “Year”) during the Employment Term, resulting in the following schedule:

(a) Year 1: $800,000;

(b) Year 2: $880,000;

(c) Year 3: $968,000;

(d) Year 4: $1,064,800; and

(e) Year 5: $1,171,280.

4.2 Annual Bonus.

(a) For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”), as well as such other performance bonuses, additional equity grants, and other incentive compensation as may be approved by the Board and/or the Compensation Committee, as applicable, from time to time. The decision to provide any Annual Bonus or other incentive compensation, and the amount and terms thereof, shall be in the sole and absolute discretion of the Board and/or the Compensation Committee, as applicable, subject to applicable performance criteria and the terms of any applicable plan or written award agreement.

(b) Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable Year.

4.3 Equity Awards.

(a) Subject to approval by the Compensation Committee, approval by the Company’s stockholders, and applicable law, the Executive shall earn awards of Series A Preferred Stock of the Company (the “Series A Preferred Stock”) as set forth below, with each share of Series A Preferred Stock convertible into 150 shares of common stock of the Company, $0.0001 per share (“Common Stock”):

(i) 200,000 shares of Series A Preferred Stock for Year 1, which shall be earned upon successful uplisting of the Common Stock to a national securities exchange (the “Uplisting”). The parties agree that the Uplisting was completed on January 28, 2026, when the Company began trading on The Nasdaq Stock Market, LLC (“Nasdaq”). Upon the Effective Date, the Company shall take commercially reasonable measures to cause the award of such shares to become effective, subject to the conditions in Section 4.3(b).

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(ii) 200,000 shares of Series A Preferred Stock for Year 2, which shall be earned upon completion of an acquisition or project (as further defined herein, the “Year 2 Project”) and an increase in the Company’s annual sales of at least $15,000,000 in the most recently completed fiscal year, as reported in the financial statements of the Company included within the Company’s public reports and other filings with the Securities and Exchange Commission or that have otherwise been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (the “Financial Statements”).

(iii) 200,000 shares of Series A Preferred Stock for each of Years 3, 4, and 5, which shall be earned upon the Company achieving at least 30% year-over-year sales growth in the applicable most recently completed fiscal year, as reported in the Financial Statements.

(b) The Series A Preferred Stock shall have the number of shares, rights, preferences, and privileges set forth in a Certificate of Designation to be filed by the Company (the “Series A COD”). Each award described in this Section 4.3 shall vest immediately upon the Compensation Committee’s determination that the applicable performance milestone has been achieved. Once vested and issued, such shares shall not be subject to forfeiture or repurchase, except as required by applicable securities laws. Notwithstanding the foregoing, no shares of Series A Preferred Stock earnable under this Section 4.3 (including the shares earnable for Year 1) may be vested or issued unless and until (i) the Company’s stockholders have approved the issuance of such shares to the extent such approval is required by applicable law, the rules of any national securities exchange on which the Company’s securities are listed, or the Company’s governing documents, (ii) the Series A COD has been filed with and accepted by the Secretary of State of the State of Nevada and (iii) no less than twenty (20) calendar days have elapsed following the Company’s filing with the Securities and Exchange Commission and mailing to its stockholders of a definitive information statement on Schedule 14C (or other applicable disclosure document) relating to, among other things, the Series A Preferred Stock awards described in this Section 4.3.

(c) For purposes of this Agreement, “Year 2 Project” shall mean the occurrence, during Year 2, of either of the following: (i) the closing of one or more acquisitions by the Company or its affiliates (whether structured as a merger, stock purchase, asset purchase, or other business combination) involving an aggregate purchase price, enterprise value, or other transaction consideration of at least $5,000,000; or (ii) the completion and commercial launch (meaning general commercial availability to customers, as distinguished from a beta, pilot, or limited release) of a major new product or platform developed by the Company or its affiliates that the Compensation Committee reasonably determines, in good faith, has generated or is projected to generate at least $5,000,000 of incremental annualized revenue within the twelve (12) months following commercial launch.

4.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

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4.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, the “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.8 Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted under applicable law and the Company’s bylaws, as in effect from time to time, for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company. The Company shall cover the Executive under a directors’ and officers’ liability insurance policy both during and, while potential liability exists, after the Employment Term, in the same amount and to the same extent, if any, as the Company covers its other similarly situated executive officers and directors.

4.9 Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive, including any clawback policy adopted to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and the listing standards of Nasdaq, or any other national securities exchange on which the Company’s securities are listed. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

4.10 Section 280G. In the event that any payment or benefit received or to be received by the Executive in connection with a change in control of the Company (whether under this Agreement or otherwise) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed under Section 4999 of the Code, then such payments and benefits shall be reduced to the extent, but only to the extent, necessary so that no portion thereof is subject to the excise tax under Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by the Executive exceeds the net after-tax benefit the Executive would receive if no such reduction were made. Any such reduction shall be made in the manner and order that maximizes the after-tax value of such payments and benefits to the Executive, as reasonably determined by the Company in consultation with its outside tax or compensation advisors.

5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least ninety (90) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

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5.1 Expiration of the Term, For Cause, or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated upon expiration of the Employment Term without renewal in accordance with Section 1, by the Company for Cause, or by the Executive without Good Reason, and the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid on the date of the Executive’s termination in accordance with the Company’s customary payroll procedures;

(ii) any earned but unpaid Annual Bonus with respect to any completed Year immediately preceding the date of the Executive’s termination, which shall be paid on the date of the Executive’s termination, except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; provided that, if the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then any such earned but unpaid Annual Bonus shall be forfeited;

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid on the date of the Executive’s termination in accordance with the Company’s expense reimbursement policy; and

(iv) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s willful failure to comply with any valid and legal directive of the Board and its duly authorized committees;

(iii) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

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(vi) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, none of the Executive’s acts or failures to act shall be considered “willful” unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i) a material reduction in the Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) a relocation of the Executive’s principal place of employment by more than fifty (50) miles;

(iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or

(vi) a material adverse change in the reporting structure applicable to the Executive.

To terminate the Executive’s employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company must have at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive’s employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

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5.2 Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6 of this Agreement and the Executive’s execution, within twenty-one (21) days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in substantially the form attached hereto as Exhibit A (the “Release”) (such twenty-one (21)-day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a) a lump sum payment of $5,000,000, which shall be paid within sixty (60) days following the date of the Executive’s termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(b) a payment equal to the product of (i) the Annual Bonus, if any, that the Executive otherwise would have earned for the Year that includes the date of the Executive’s termination had no termination occurred, based on achievement of the applicable performance goals for such Year, and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the Year of termination and the denominator of which is the number of days in such Year (the “Pro Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 ½) months following the end of the calendar year that includes the date of the Executive’s termination;

(c) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the fifth (5th) day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the six (6)-month anniversary of the date of the Executive’s termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

(d) Notwithstanding the terms of any equity plan under which equity awards are granted to the Executive or any applicable award agreements:

(i) all outstanding equity-based compensation awards that do not vest based on the attainment of performance goals shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) shall remain in effect; and

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(ii) all outstanding equity-based compensation awards that vest based on the attainment of performance goals, including the Series A Preferred Stock awards described above, shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

5.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts; and

(ii) a lump sum payment equal to the Pro Rata Bonus, if any, that the Executive would have earned for the calendar year that includes the date of the Executive’s termination based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 ½) months following the end of the calendar year that includes the date of the Executive’s termination.

(c) Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law. For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 16. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

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(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) the applicable date of termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered if the Company terminates the Executive’s employment without Cause, or no less than thirty (30) days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive’s employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice.

5.5 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6. Confidential Information and Restrictive Covenants. As a condition of the Executive’s employment with the Company, the Executive agrees to be bound by the confidentiality, non-competition, non-solicitation, and non-disparagement covenants set forth in this Section 6, which the Executive acknowledges are reasonable and necessary to protect the legitimate business interests of the Company.

6.1 Confidential Information. During the Employment Term and thereafter, the Executive shall not, except in the performance of the Executive’s duties hereunder, disclose to any person or use for the Executive’s own benefit or the benefit of any third party any Confidential Information, except (a) as required in the performance of the Executive’s duties to the Company, (b) as required by applicable law or an order of a court or governmental agency, or (c) as authorized in writing by the Company. As used in this Agreement, “Confidential Information” means any non-public information relating to the business, operations, finances, strategies, customers, products, technology, or personnel of the Company or its affiliates that the Executive acquires during the Employment Term, but excludes information that is or becomes generally available to the public through no fault of the Executive.

6.2 Government Agencies and Whistleblower Protections. Nothing in this Agreement prohibits or restricts the Executive from filing a charge or complaint with, communicating with, or participating in any investigation or proceeding conducted by the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state, or local governmental agency or commission, or from receiving any monetary award for information provided to any such governmental agency, and the Executive is not required to notify the Company of any such communication or disclosure.

6.3 Defend Trade Secrets Act Notice. Pursuant to the Defend Trade Secrets Act of 2016, the Executive is notified that the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with the Defend Trade Secrets Act of 2016 or to create liability for disclosures expressly allowed by that statute.

6.4 Non-Competition. During the Employment Term (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, officer, or director, engage or invest in, own, manage, operate, or control, or participate in the ownership, management, operation, or control of, any business that is competitive with the business conducted by the Company or its affiliates, in any geographic area in which the Company conducts or seeks to conduct business during the Employment Term; provided that the Executive may own, solely as an investment, securities of any publicly traded entity so long as the Executive is not part of any control group of such entity and holds less than five percent (5%) of its outstanding voting securities.

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6.5 Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliates.

6.6 Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any customer, client, supplier, or other business relation of the Company or its affiliates to cease or reduce its business relationship with the Company or its affiliates.

6.7 Non-Disparagement. During the Employment Term and thereafter, the Executive shall not make any statement, whether written or oral, that disparages or is reasonably likely to damage the business or reputation of the Company or its affiliates, and the Company shall instruct its directors and executive officers not to make any statement that disparages or is reasonably likely to damage the reputation of the Executive; provided that nothing in this Section 6.7 shall restrict either party from providing truthful testimony pursuant to a valid subpoena, court order, or other legal process, or from making any statement protected under Section 6.2.

6.8 Enforceability. The restrictions set forth in Sections 6.4 through 6.7 shall apply only to the extent enforceable under applicable law. If any such restriction is determined by a court of competent jurisdiction to be unenforceable due to its duration, geographic scope, or subject matter, the parties intend that such restriction be modified and enforced to the maximum extent permitted under applicable law.

7. Arbitration. In the event of any dispute, controversy, or claim arising out of or related to the Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, the parties shall first submit their dispute to formal mediation. The Company shall select a mediator reasonably acceptable to both parties. In the event that the parties cannot reach resolution through formal mediation, the dispute shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in Clark County, Nevada consistent with the rules of the American Arbitration Association in effect at the time the arbitration is commenced, except as modified by this Agreement. Each party shall pay their own costs (including attorneys’ fees) in connection with such mediation or arbitration. To the extent such mediation or arbitration requires the submission of any information that either party claims is Confidential Information, the parties agree that such mediation or arbitration shall be a confidential proceeding. The parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Judgment upon the award rendered by the mediator or arbitrator may be entered in any court of competent jurisdiction. Any arbitral award determination shall be final and binding upon the parties. If any proceeding is necessary to enforce the mediation or arbitration award, the prevailing party shall be entitled to reasonable attorney’s fees and costs and disbursements, in addition to any other relief to which such party may be entitled. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief directly from a court of competent jurisdiction (without prior arbitration) with respect to any alleged breach of this Agreement, including specific performance and injunctions, restraining the Executive from committing or continuing to commit such alleged breach.

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8. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Nevada without regard to conflicts of law principles. Notwithstanding Section 7, either party may bring an action in a state or federal court located in Clark County, Nevada to seek injunctive relief in aid of arbitration or to enforce an arbitration award, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action in such venue.

9. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

10. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized member of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

11. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14. Section 409A.

14.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

14.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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14.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

15. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

16. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

EVA Live, Inc.

The Plaza, 1800 Century Park East, Suite 600

Los Angeles, CA 90067

Attn: Board of Directors

Email: [●]

If to the Executive:

1463 Solitude Ridge Dr.

Henderson, NV 89013

Email: [●]

17. Representations of the Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b) The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

18. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

19. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

20. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY

EVA Live, Inc.

By	/s/ Daryl Walser
Name:	Daryl Walser
Title:	Director

THE EXECUTIVE

By	/s/ David Boulette
Name:	David Boulette

[Signature Page to Executive Employment Agreement]

Exhibit A

Form of Separation and Release of Claims Agreement

[DATE]

David Boulette

[ADDRESS]

Re: David Boulette Employment Separation

Dear Mr. Boulette:

This letter agreement (this “Agreement”) sets forth the terms and conditions of the agreement between you and EVA Live, Inc. (the “Company”) regarding your separation of employment from the Company and the benefits being offered to you in exchange for entering into this Agreement. Once signed by you, this letter becomes a legally binding agreement so please read it carefully and be sure you understand it.

1. Last Day of Employment. Your employment with the Company will end on [DATE] (the “Separation Date”).

2. Final Paycheck. You will be paid all salary and wages earned through the Separation Date, including any accrued but unused vacation or paid time off, on the Separation Date. Other than your final paycheck, you agree and acknowledge that no other compensation is due and owing to you, except as provided in this Agreement.

3. Benefits. Your participation in all employee benefit plans and programs, including the Company’s health insurance plan, will end on [DATE]. Under separate cover, you will receive additional information about your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue your group health insurance coverage after the Separation Date. To continue your coverage, you must file the required election form and timely pay the required premiums.

4. Severance Benefits. In exchange for your agreeing to and complying with the terms of this Agreement, including the general release of claims contained in Section 5 below, the Company will pay you a lump sum severance payment of $[●], less all applicable withholdings (“Severance Pay”), within [DAYS (NUMBER)] days after the Separation Date. You agree and acknowledge that the Severance Pay is in addition to anything you were entitled to receive had you not signed this Agreement.

5. General Release of All Claims. In consideration for receiving the Severance Pay described above, to the fullest extent permitted by law, you waive, release, and promise never to assert any claims or causes of action, known or unknown, against the Company, including its past or present parents, subsidiaries, or affiliates, and its and their employees, agents, predecessors, successors, and assigns, regarding any matter arising out of or related to your employment with or separation of employment from the Company, including, without limitation, claims for wrongful discharge, constructive discharge, unpaid compensation or overtime pay, pay for leave or other non-working time, emotional distress, defamation, invasion of privacy, violation of biometric privacy laws, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination, harassment, retaliation, or failure to accommodate, attorneys’ fees, penalties, and costs (“General Release”). This General Release also includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Equal Pay Act (EPA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the California Fair Employment and Housing Act (FEHA), the California Labor Code, the California Constitution, the California Family Rights Act (CFRA), the California Consumer Privacy Act (CCPA), and the California Unruh Civil Rights Act, all as amended, and all other federal, state, and local laws and regulations relating to employment or termination of employment that may be legally waived or released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this General Release in any manner.

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6. Excluded Claims. Notwithstanding the above, this General Release does not waive or release: (i) any claims arising after you sign this Agreement, including any claim for breach of this Agreement; (ii) any vested benefits in the Company’s benefit plans, the rights to which are governed by the terms of those plans; (iii) any claims that cannot be legally waived or released as a matter of law, such as claims for unemployment insurance benefits and workers’ compensation; (iv) any right to indemnification from the Company for expenses and losses incurred in the course and scope of employment; or (v) any right to file an unfair labor practice (ULP) charge under the National Labor Relations Act or participate or assist in proceedings before the National Labor Relations Board (NLRB). This General Release also does not prevent you from filing a charge or complaint with, communicating with, or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), the California Civil Rights Department (CRD), or any other federal, state, or local governmental agency or commission (“Government Agencies”), or recovering any remedies or whistleblower awards available in such proceedings, without the need to provide advance notice to the Company.

7. Waiver of California Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to all claims as stated above. Accordingly, you specifically waive all rights under California Civil Code Section 1542, which states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” You acknowledge that you may later discover claims or facts in addition to or different from those which you now know or believe to exist regarding the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, you waive any and all claims that might arise as a result of such different or additional claims or facts.

8. ADEA Release, Effective Date, and Revocation. The General Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and its implementing regulations. By signing this Agreement, you acknowledge and confirm that: (i) you have read and understood this Agreement; (ii) by this Agreement, you have been advised in writing to consult with an attorney of your choice before signing this Agreement; (iii) you have been given at least five (5) business days to consult with an attorney as required under California Government Code Section 12964.5(b)(4), although you may sign earlier if your decision to do so is knowing and voluntary and not improperly induced; (iv) you knowingly, freely, and voluntarily agree to all of the terms and conditions in this Agreement, including, without limitation, the General Release; (v) you have received good and valuable consideration for signing this Agreement, which is in addition to anything of value you were otherwise entitled to receive; (vi) you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with counsel, but you may sign it before the 21 days expire; (vii) you have seven (7) days after signing this Agreement to revoke the release of ADEA claims in this paragraph by delivering a notice of revocation to the undersigned before the end of this seven-day period; and (viii) you understand that the General Release does not apply to rights and claims that may arise after you sign this Agreement. If you do not revoke this Agreement, it becomes effective on the eighth day after you sign it (the “Effective Date”). No part of this Agreement is effective or enforceable until the Effective Date.

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9. Company Property. By signing this Agreement, you represent that you have returned to the Company or will return to the Company by [DATE] all property belonging to the Company, including, without limitation, company-issued equipment and electronics, copies of documents that belong to the Company, and files and data stored on your computer(s) or in cloud storage accounts containing information belonging to the Company, and that you do not have access to or claim ownership of any Company cloud storage or social media accounts.

10. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing, or any violation of law. In response to a request for a reference, the Company will provide only your most recent job title and dates of employment.

11. Confidentiality of Agreement. You agree that you will not disclose to others the amount paid under this Agreement, except that you may disclose such information to Government Agencies (as defined above) or to your spouse, domestic partner, attorney, or tax adviser if those individuals agree that they will not disclose to others the amount paid under this Agreement, to the extent allowed under the law. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

12. Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement: (a) you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (b) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you (1) file any document containing the trade secret under seal and (2) do not disclose the trade secret, except pursuant to court order.

13. Continuing Obligations. Regardless of whether you sign this Agreement, please be advised that your existing post-employment obligations to the Company remain in effect. These obligations are set forth in Section 6 of your Employment Agreement with the Company.

14. Arbitration. In the event of any dispute, controversy, or claim arising out of or related to the Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, the parties shall first submit their dispute to formal mediation. The Company shall select a mediator reasonably acceptable to both parties. In the event that the parties cannot reach resolution through formal mediation, the dispute shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in Clark County, Nevada consistent with the rules of the American Arbitration Association in effect at the time the arbitration is commenced, except as modified by this Agreement. Each party shall pay their own costs (including attorneys’ fees) in connection with such mediation or arbitration. To the extent such mediation or arbitration requires the submission of any information that either party claims is Confidential Information, the parties agree that such mediation or arbitration shall be a confidential proceeding. The parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Judgment upon the award rendered by the mediator or arbitrator may be entered in any court of competent jurisdiction. Any arbitral award determination shall be final and binding upon the parties. If any proceeding is necessary to enforce the mediation or arbitration award, the prevailing party shall be entitled to reasonable attorney’s fees and costs and disbursements, in addition to any other relief to which such party may be entitled. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief directly from a court of competent jurisdiction (without prior arbitration) with respect to any alleged breach of this Agreement, including specific performance and injunctions, restraining the Executive from committing or continuing to commit such alleged breach.

15. Miscellaneous Provisions. If any term of this Agreement is held to be invalid, void, or unenforceable, the remainder of this Agreement will remain in full force and effect and will not be affected, and the invalid, void, or unenforceable provision shall be modified as necessary to be valid and enforceable while still achieving the parties’ original intent to the maximum extent possible. This Agreement will be construed and interpreted in accordance with the laws of the State of Nevada without regard to conflicts of law principles. Any action or proceeding to enforce this Agreement shall be brought in any state or federal court located in Clark County, Nevada, and the parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum. This Agreement may be signed and transmitted electronically. A signed PDF version shall have the same force and effect as an original signed document. If you have any questions about this Agreement, please contact the undersigned.

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Please indicate your understanding of and agreement with the above terms by signing below.

Very truly yours,

EVA Live, Inc.

By:
Name:
Title:

I ACKNOWLEDGE AND AGREE THAT I HAVE FULLY READ, UNDERSTAND, AND VOLUNTARILY ENTER INTO THIS AGREEMENT. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAVE BEEN GIVEN AT LEAST FIVE (5) BUSINESS DAYS TO DO SO. I FURTHER ACKNOWLEDGE THAT MY SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW IN EXCHANGE FOR THE BENEFITS BEING PROVIDED TO ME BY THIS AGREEMENT.

By:
Name:	David Boulette
Dated:

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